Exhibit (h)(c)(B)(1)
AMENDMENT NO. 1
to the
FUND PARTICIPATION AGREEMENT
This Amendment to the Fund Participation Agreement entered into as of March 28, 2005 among PACIFIC LIFE & ANNUITY COMPANY, a life insurance company organized under the laws of the State of Arizona (“Insurance Company”), on behalf of itself and certain of its separate accounts (each, an “Account”), as listed in Appendix B to this Agreement, as such Appendix may be amended from time to time by mutual agreement in writing; PACIFIC LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Nebraska (“Adviser”), PACIFIC SELECT FUND (the “Trust”), an open-end management investment company that is a business trust organized under the laws of the Commonwealth of Massachusetts; PACIFIC SELECT DISTRIBUTORS, INC. (“Distributor”), a broker-dealer organized under the laws of the State of California, which serves as the Trust’s distributor; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS DISTRIBUTORS (“AFD”), a broker-dealer organized under the laws of the State of California, which serves as the Series’ distributor; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of State of Delaware is entered into effective May 1, 2007.
     WHEREAS Paragraph 4 of the Agreement provides that the Series will make Class 2 shares of the Master Funds listed on Appendix C to the Agreement available to the Insurance Company;
     WHEREAS Insurance Company, Distributor, Series, AFD and CRMC each wish to make Class 1 shares available and cease making Class 2 shares available to Insurance Company;
     NOW THEREFORE in consideration of the premises and mutual considerations herein and in the Agreement, the parties agree to amend the introductory language to Paragraph 4 of the Agreement by deleting the first three sentences and replacing them with the following:
     “The Series will make Class 1 shares of the Master Funds listed on Appendix C available to the Portfolios and will register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Master Funds as may be reasonably necessary for investment by the Portfolios under this Agreement and maintain a continuous offering of the shares of the Master Funds.”

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

PACIFIC LIFE & ANNUITY COMPANY (on behalf of itself and each Account)

/s/ M.A. Brown
By:	Mary Ann Brown
Its:	Senior Vice President

/s/ Audrey L. Milfs
By:	Audrey Milfs
Its:	Vice President and Corporate Secretary

PACIFIC LIFE INSURANCE COMPANY

/s/ M.A. Brown
By:	Mary Ann Brown
Its:	Senior Vice President

/s/ Audrey L. Milfs
By:	Audrey Milfs
Its:	Vice President and Corporate Secretary

PACIFIC SELECT FUND

/s/ Howard T. Hirakawa
By:	Howard Hirakawa
Its:	Vice President

PACIFIC SELECT DISTRIBUTORS, INC.

/s/ Adrian Griggs
By:	Adrian Griggs
Its:	Chief Financial Officer

/s/ Audrey L. Milfs
By:	Audrey Milfs
Its:	Vice President and Corporate Secretary

AMERICAN FUNDS INSURANCE SERIES

/s/ Chad L. Norton
By:	Chad L. Norton
Its:	Secretary

AMERICAN FUNDS DISTRIBUTORS, INC.

/s/ Kevin G. Clifford
By:	Kevin G. Clifford
Its:	President

CAPITAL RESEARCH MANAGEMENT COMPANY

/s/ Paul G. Haaga, Jr.
By:	Paul G. Haaga, Jr.
Its:	Vice Chairman